Exhibit 99.4

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to (i) being named in the Registration Statement on Form S-4 filed by Bluegreen Vacations Holding Corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof, and all amendments thereto (the “Registration Statement”), as a person who may become a director of the Company upon consummation of the contemplated statutory short-form merger (the “Merger”) under Section 607.1104 of the Florida Business Corporation Act pursuant to which Bluegreen Vacations Corporation will, upon consummation of the Merger, become an indirect wholly owned subsidiary of the Company, as described in the Registration Statement, and (ii) the filing of this consent as an exhibit to the Registration Statement.

April 19, 2021

/s/ James R. Allmand, III
James R. Allmand, III